Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of our report dated January 20, 2026, relating to the financial statements of Three Rivers Royalty, LLC as of and for the years ended December 31, 2024 and 2023. We also consent to the reference to our firm under the caption “Experts” in this Prospectus.

/s/ Plante & Moran, PLLC

Denver, Colorado

June 5, 2026